Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253658 on Form S-8, Registration Statement No. 333-262250 on Form S-3, Registration Statement No. 333-257989 on Form S-3, Registration Statement No. 333-251657 on Form S-3, Registration Statement No. 333-263745 on Form S-3, and Registration Statement No. 333-265752 on Form S- 8 of our reports dated February 28, 2023, relating to the financial statements of Luminar Technologies, Inc. and the effectiveness of Luminar Technologies, Inc.'s internal control over financial reporting appearing in this Annual Report on December 31, 2022.

/s/ Deloitte & Touche LLP

San Jose, California
February 28, 2023